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                                                                      EXHIBIT 12

                           EGL, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                         2002         2001        2000       1999       1998
                                                                        -------     -------     -------    -------    -------
EARNINGS (LOSS):
Pretax income (loss)                                                     15,116     (66,011)     12,441     84,020     65,441
Deduct:
       Minority interest                                                  1,006       1,161       1,654        920        928
       Income (loss) from affiliates                                     (7,467)     (3,145)      1,599      3,922      3,853
Add:
       Fixed charges                                                     36,168      33,269      20,095     13,825     10,571
       Amortization of capitalized interest                                  --          --          --         --         --
       Distributed income of equity investees                                --          --          --         --         --
       Share of pre-tax losses of equity investees for which charges
           arising from guarantees are included in fixed charges             --          --          --         --         --
Subtract:
       Interest capitalized                                                 986         854          --         --         --
       Preference security dividend                                          --          --          --         --         --
       Minority interest in pretax income of subsidiaries that have
           incurred fixed charges                                            --          --          --         --         --
       TOTAL EARNINGS (LOSS)                                             58,771     (29,290)     32,591     94,843     73,087

FIXED CHARGES:
       Interest costs expensed                                            9,207      10,543       7,005      3,193      1,953
       Interest costs capitalized                                           986         854          --         --         --
       Amoritization of debt discount or premium                          2,078       1,279         245         60         15
       Debt guarantee of equity investees                                 1,300          --          --         --         --
       Rental expense                                                    67,790      61,778      38,536     31,717     25,810
       Portion of rental expense as can be demonstrated to be
          representative of the interest factor                          22,597      20,593      12,845     10,572      8,603

       TOTAL FIXED CHARGES                                               36,168      33,269      20,095     13,825     10,571

       RATIO                                                               1.62                    1.62       6.86       6.91

       SHORT FALL FOR THE YEAR ENDED DECEMBER 31, 2001                               62,559

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